Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Westwood One, Inc., which is incorporated by reference in Westwood One, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.
PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

New York, New York
September 13, 2005